NEWS RELEASE                          Contact:  Kent Madsen
For Immediate Release                           15 West South Temple Street, Suite 520
                                                Salt Lake City UT 84101
                                                Phone (801) 524-8939

                           MACC PRIVATE EQUITIES INC.
          ARBITRATION AND REGULATORY UPDATE REGARDING MACC'S SUBSIDIARY
                         MORAMERICA CAPITAL CORPORATION

SALT LAKE CITY, UT -- (January 7, 2005) -- MACC Private Equities Inc. (NASDAQ
SmallCap Market: MACC) is the parent of MorAmerica Capital Corporation, a small business investment company (SBIC) licensed by the U.S. Small Business
Administration (SBA). At the present time, substantially all of MACC's investment activities and assets are in MorAmerica Capital.

Arbitration Update

Since May, 2002, MorAmerica Capital has been party to arbitration proceedings instituted by TransCore Holdings, Inc., a company (Buyer) seeking indemnification under the Stock Purchase Agreement (the Stock Purchase
Agreement) by which MorAmerica Capital and three other small business investment companies (the "SBICs") and certain other individuals (collectively, the
Sellers) sold their interests in a former portfolio company investment
(Portfolio Company). Under the Stock Purchase Agreement, the Sellers agreed to indemnify Buyer for breaches of representations and warranties as to Portfolio
Company made by the Sellers. Buyer claims that accounting irregularities by management at Portfolio Company resulted in a breach of the Sellers'
representations and warranties.

On November 30, 2004, the arbitrator issued an interim award against the
Sellers. Since that time, Buyer and the Sellers have been engaged in intensive settlement negotiations. Further proceedings were also held to finalize the interest component of the judgment and to determine whether legal fees would be awarded to the Buyer.

On December 31, 2004, the arbitrator delivered a final award against the
Sellers. On January 4, 2005, the SBICs reached an Agreement of Settlement and
Mutual Release (the "Settlement Agreement") with TransCore, pursuant to which the SBICs agreed to pay TransCore a total of $20 million. Of this amount, approximately $9 million was already held in escrow subject to the arbitration proceedings. The full amount of the agreed settlement was funded by the SBICs on
January 5, 2005.

Under the Stock Purchase Agreement, the Sellers are jointly and severally liable to Buyer for breaches of representations and warranties. However, the Sellers are party to a Contribution Agreement executed at the time of sale among the institutional investors and two individuals. Under the Contribution Agreement, after giving effect to MorAmerica Capital's portion of the escrow, MorAmerica
Capital's cash payment on January 5, 2005 was $1.713 million.

As an SBIC, MorAmerica Capital is required to comply with SBA regulations (the
SBA Regulations). These regulations include the capital impairment rules.
MorAmerica Capital is expected to exceed the maximum impairment percentage as of
September 30, 2004, after giving effect to the arbitration settlement.
Accordingly, SBA will have the discretion not to extend additional financing to
MorAmerica Capital and the right to declare MorAmerica Capital's debentures, currently in the principal amount of $25.8 million, in default, to accelerate
MorAmerica Capital's payment obligations under the debentures and to seek appointment of SBA as receiver. The exercise by SBA of any of these rights could have a material adverse effect on the financial position, results of operations, cash flow and liquidity of MACC and MorAmerica Capital. MorAmerica Capital anticipates meeting with the SBA in coming weeks to review in detail MorAmerica
Capital's financial condition after giving effect to the arbitration settlement.

Under the Settlement Agreement, should an attempt be made by any party to recover amounts paid to TransCore in the settlement, under certain circumstances the SBICs will be liable for an additional amount equal to the difference between the final award and the settlement ($10.4 million). However, the SBA, which, under statute and by contract would be the receiver of the SBICs in the event of receivership, has stipulated that it has no objection to the settlement, has agreed that the payment of the settlement was permissible under
SBA law and regulations and has further agreed that it will not seek in any proceeding to set aside the settlement. In approving the settlement, the SBA required the SBICs to agree, jointly and severally, to be liable to SBA for up to one-half of the SBA's potential losses on SBA debentures issued by the SBICs, up to a maximum of $7.5 million. The SBA will incur losses under this agreement only following full and final liquidation of one of the SBICs whose SBA debentures are not repaid in full. Should MorAmerica Capital ever be required to make a payment under this agreement, it will have a claim against the other three SBICs which are party to the Contribution Agreement.

Due to the pendency of the final award and the settlement negotiations, MACC was unable to file its annual report on Form 10-K when due on December 29, 2004.
Therefore, on December 30, MACC filed Form 12b-25 indicating that it was unable to timely file its 10-K, and indicating that the 10-K would be filed by the extended filing date of January 13, 2005.

Regulatory Update

As previously disclosed, in anticipation of changes to the Board of Directors of
MACC and MorAmerica Capital and a change in investment advisors, starting in
July, 2003, Atlas Management Partners, LLC (Atlas), MACC's investment advisor since March 1, 2004, periodically notified the SBA of the proposed changes and, as required by SBA regulations, submitted the Atlas/MorAmerica Capital
Investment Advisory Agreement to the SBA for approval on January 29, 2004. While
SBA has previously notified MorAmerica Capital in writing that four of the five principals of Atlas have SBA's approval as managers of MorAmerica Capital, SBA has recently notified MorAmerica Capital that SBA will not grant approval of
Atlas as investment advisor of MorAmerica Capital. Atlas and MorAmerica Capital are working with SBA to resolve this issue and anticipate a meeting on this topic with SBA during the month of January, 2005.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995
Act"). Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans,"
or similar language. In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended
September 30, 2003, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC's portfolio investments, the effects of general economic conditions on MACC's portfolio companies, the effects of recent or future losses on the ability of
MorAmerica Capital to comply with applicable regulations of the Small Business
Administration and MorAmerica Capital's ability to obtain future funding, any actions taken by SBA with respect to MorAmerica Capital's current capital impairment, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings. MACC further cautions that such factors are not exhaustive or exclusive. MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

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